Exhibit 99.2

The collateral currently pledged to the Senior Secured $3 billion debt facility consists of assets and international equity. The assets consist primarily of operating leases of $3,928 million and receivables of $13,032 million. Equity values of $10.8 billion are based upon capital account balances according to the Company's general ledger and are reflected at the appropriate pledged percentages.

The collateral that is proposed to be pledged for the expansion facility consists primarily of operating leases of $3,586 million and receivables of $8,069 million. All values were calculated as of August 31, 2009 on an entity-by-entity basis with adjustments made, as necessary, to isolate only pledged assets and equity.

	August 2009 Balances ($ s in millions)

	Potential Collateral to Pledge for Expansion			Senior Secured Facility Pledged Collateral
	Finance Receivables	Operating Leases	Asset Total (1)	Finance Receivables	Operating Leases	Asset Subtotal (1)	Int. Equity	Total

Air	$-	$2,336	$2,336	$707	$984	1,691	$5,684	$7,375
Rail	-	1,250	1,250	-	2,736	2,736	16	2,752
Corporate Finance	4,062	-	4,062	8,010	113	8,123	576	8,699
Vendor Finance	-	-	-	3,116	95	3,211	1,646	4,857
Corporate (2)	-	-	-	-	-	-	2,843	2,843
Trade Finance	3,298	-	3,298	535	-	535	2	537
Student Lending	709	-	709	664	-	664	-	664

Total	$8,069	$3,586	$11,655	$13,032	$3,928	$16,960	$10,767	$27,727

(1) Assets are listed at carrying value as of 8/31/09.
(2) Corporate equity relates to the equity in holding companies, per the general ledger, where underlying subsidiaries hold assets that cross multiple business segments.